EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of November 15, 2006 (“Effective Date”) by and between Equity One, Inc, a Maryland corporation (the “Company”), and Gregory R. Andrews (“Executive”).

W I T N E S S E T H:

The Company desires to employ Executive as of the Effective Date, on the terms and conditions set forth in this Agreement, and Executive desires to be so employed.

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

Section 1. Employment. The Company hereby agrees to employ Executive and Executive hereby agrees to such employment, on the terms and conditions hereinafter set forth.

Section 2. Term. The period of employment of Executive by the Company hereunder (the “Employment Period”) shall commence on the Effective Date and shall continue through December 31, 2010. This Agreement and the Employment Period automatically shall be renewed for successive one-year periods thereafter, unless either party gives the other party prior written notice at least six months before the expiration of the Employment Period of that party’s intent to allow the Employment Period and this Agreement to expire.

Section 3. Position and Duties.

(a)  Executive. From the Effective Date through January 1, 2007, Executive shall serve as Consulting Financial Officer of the Company, and shall report to the Chief Executive Officer. During this time, Executive shall have such powers and duties as the Chief Executive Officer may properly prescribe, provided that such powers and duties are consistent with Executive’s position as Consulting Financial Officer. Executive shall devote his full business time, attention and energies to Company affairs as are necessary to fully perform his duties for the Company (other than absences due to illness or vacation).

(b)  Chief Financial Officer. From January 2, 2007 and thereafter during the Employment Period, Executive shall serve as Chief Financial Officer of the Company and shall report solely and directly to the Chief Executive Officer. Executive shall have those powers and duties normally associated with the position of a Chief Financial Officer and such other powers and duties as the Chief Executive Officer may properly prescribe, provided that such other powers and duties are consistent with Executive’s position as Chief Financial Officer. Executive shall devote his full business time, attention and energies to Company affairs as are necessary to fully perform his duties for the Company (other than absences due to illness or vacation).

Section 4. Place of Performance. The principal place of employment of Executive shall be at the Company’s corporate offices in North Miami Beach, Florida.

Section 5. Compensation and Related Matters.

(a)  Salary. During the Employment Period, the Company shall pay Executive an annual base salary of not less than $350,000 (“Base Salary”). Executive’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. If the Company increases Executive’s Base Salary, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. The Company may not decrease Executive’s Base Salary during the Employment Period.

(b)  Annual Bonus. The compensation committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) shall review with the Chief Executive Officer the Executive’s performance at least annually during each calendar year of the Employment Period and cause the Company to award Executive such cash bonus (“Bonus”) as the Compensation Committee shall reasonably determine as fairly compensating and rewarding Executive for services rendered to the Company and/or as an incentive for continued service to the Company with a target Bonus (“Target Bonus”) amount equal to one hundred percent (100%) of the then Base Salary. The amount of Executive’s Bonus shall be determined in the discretion of the Compensation Committee in consultation with the Chief Executive Officer and shall depend on, among other things, the Company’s achievement of certain performance levels established by the Compensation Committee, which may include, among others, such performance measures as growth of earnings, funds from operations per share of Company common stock, earnings per share of Company common stock and Executive’s performance and contribution to increasing the funds from operations; provided, however, that in no event shall the amount of Executive’s Bonus be less than half of the then Base Salary for each year of this Agreement ($21,575 for the year containing the Effective Date). The Company shall pay any Bonus to Executive on or before March 15th of the calendar year following the calendar year to which the bonus relates.

(c)  Restricted Stock and Stock Options.

(i)  On the Effective Date, the Company shall grant to Executive, either under the equity compensation plans of the Company or otherwise, 12,500 shares of the Company’s restricted stock. Such shares of restricted stock shall vest in equal installments on each of December 31, 2007, December 31, 2008, December 31, 2009 and December 31, 2010. Dividends on restricted stock shall be paid to Executive at such times as dividends are paid to shareholders of the Company’s common stock.

(ii)  On the Effective Date, the Company shall grant to Executive, either under the equity compensation plans of the Company or otherwise options to purchase 100,000 shares of the Company’s common stock. Such stock options shall vest in equal installments on each of December 31, 2007, December 31, 2008, December 31, 2009 and December 31, 2010.

(iii)  During each year of the Employment Period after the first year of the Employment Period, the Compensation Committee shall review with the Chief Executive Officer the Executive’s performance at least annually and cause the Company to grant to Executive stock options and/or shares of restricted stock in the amount that the Compensation Committee shall reasonably determine as fairly compensating and rewarding Executive for services rendered to the Company and/or as an incentive for continued service to the Company; provided, however, that in no event shall the number and terms of such award be less favorable than granting to Executive 12,500 shares of restricted stock and options to purchase 100,000 shares of the Company’s common stock. Stock options or shares of restricted stock so granted or issued shall vest in equal installments on each of the first, second, third and fourth anniversaries of the date of grant thereof, provided however that in the event the Company issues Executive a notice of non-renewal, all unvested restricted stock and options shall vest as of the last day of the Employment Period.

(iv)  Any stock options granted to the Executive in accordance with this Agreement shall have an exercise price equal to the average closing price of a share of the Company’s common stock on the principal stock exchange on which the Company’s common stock is listed and traded during the ten (10) trading days immediately preceding the date of grant thereof. In addition, Executive shall have the right to exercise all vested options within the six (6) month period immediately following Executive’s termination of employment, provided, however, that in the event Executive voluntarily terminates Executive’s employment (for other than Good Reason), or the Company terminates Executive’s employment for Cause, Executive shall only have ninety (90) days following termination of employment to exercise Executive’s options. The grant of options and/or restricted stock to Executive shall be evidenced by a separate written agreement(s) to be provided to Executive. In the event of any conflict between the terms of such stock option or restricted stock agreement or the plan relating thereto and the terms of this Agreement, the terms of this Agreement shall control.

(v)  If any shares or options provided for above are not issued under the equity compensation plans of the Company, the Company hereby agrees to use commercially reasonable efforts to prepare and file with the Securities and Exchange Commission a registration statement and such other documents as may be necessary in order to comply with the provisions of the Securities Act of 1933, as amended, so as to permit the registered resale of the shares of restricted stock granted hereunder and to permit the registered issuance of any shares of common stock pursuant to the stock options granted hereunder to the extent not covered by an existing, effective registration statement of the Company.

(d)  Long Term Cash Incentive Compensation. Executive shall be entitled to the long-term cash incentive compensation, if any, determined in accordance with Exhibit A attached hereto.

(e)  Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by him in the discharge of his duties hereunder, including travel expenses, upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(f)  Vacation; Illness. Executive shall be entitled to the number of weeks of vacation per year provided to the Company’s senior executive officers, but in no event less than three (3) weeks annually. Executive shall be entitled to take up to 30 days of sick leave per year; provided, however, that any prolonged illness resulting in absenteeism greater than the sick leave permitted herein or disability shall not constitute “Cause” for termination under the terms of this Agreement.

(g)  Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive (and his wife and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time on terms no less favorable than provided for any of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, Executive shall be eligible to participate in and be covered under all pension, retirement, savings and other employee benefit, perquisite, change in control and executive compensation plans and any annual incentive or long-term performance plans and programs maintained from time to time by the Company on terms no less favorable than provided for any of its senior executives.

(h)  Automobile. The Company shall provide, at the Company’s cost, Executive with a suitable automobile for his business use, including all related maintenance, repairs, insurance, and other costs. Such automobile may also be used by Executive (and any one authorized by Executive, including family members) for personal use at no cost to Executive (except as may be required pursuant to Internal Revenue Service rules).

(i)  Relocation. Executive shall cause his immediate family (i.e., his wife and his children) to relocate their primary residence to Miami-Dade, Broward or Palm Beach County, Florida, prior to March 31, 2007. The Company shall reimburse Executive for reasonable moving costs and expenses associated with such relocation of his immediate family and his relocation to Miami-Dade, Broward or Palm Beach County, in each case, upon the presentation of reasonably itemized statements of such costs and expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company. In no event shall the aggregate amount of any such reimbursement exceed $40,000.

Section 6. Termination. Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a)  Death. Executive’s employment hereunder shall terminate upon his death.

(b)  Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period in excess of one hundred twenty (120) days in any 12-month period despite any reasonable accommodation available from the Company, the Company shall have the right to terminate Executive’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

(c)  Without Cause. The Company shall have the right to terminate Executive’s employment for any reason or for no reason, which termination shall be deemed to be without Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

(d)  Cause. The Company shall have the right to terminate Executive’s employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment upon Executive’s:

(i) Breach of any material provisions of this Agreement;

(ii)  Conviction of a felony, capital crime or any crime involving moral turpitude, including but not limited to crimes involving illegal drugs; or

(iii)  Willful misconduct that is materially economically injurious to the Company or to any Company Affiliate.

For purposes of this Section 6(d), no act, or failure to act, by Executive shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or Company Affiliate; provided, however, that the willful requirement outlined in paragraph (iii) above shall be deemed to have occurred if Executive’s action or non-action continues for more than ten (10) days after Executive has received written notice of the inappropriate action or non-action. Failure to achieve performance goals, in and of itself, shall not be grounds for a termination for Cause. For purposes of this Agreement, “Company Affiliate” means any entity in control of, controlled by or under common control with the Company or in which the Company owns any common or preferred stock or interest or any entity in control of, controlled by or under common control with such entity thereof.

Cause shall not exist under paragraph (i) or (iii) above unless and until the Company has delivered to Executive written notice of its determination that Executive was guilty of the conduct set forth in paragraph (i) or (iii) and specifying the particulars thereof in detail. However, in the case of conduct described in paragraph (i), Cause will not be considered to exist unless Executive is given 30 days from the date of such notice to cure such breach, or if the breach cannot be reasonably cured within such 30 day period, to commence to cure such breach, to the satisfaction of the Company, within such 30 day period. If Executive has not cured such breach to the satisfaction of the Company within 90 days after the date of such notice, the Company shall give a Notice of Termination to Executive. In the event a final determination is made by a court of competent jurisdiction that the Company’s termination of Executive under this Section 6(d) does not meet the definition of Cause, Executive will be deemed to have been terminated by the Company without Cause.

(e)  Following Change in Control. Within twelve (12) months after a Change in Control occurs, Executive may resign his employment or his employment may be terminated for any reason, including, without limitation, death or Disability. For purposes of this Agreement, such a termination of employment (including, without limitation, as a result of such a resignation) is referred to as “Termination Following Change in Control.” For this purpose, a “Change in Control” means:

(i)  Consummation by the Company of (A) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, other than a reorganization, merger or consolidation or other transaction that would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities that represent immediately after such transaction more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of the surviving company, or (B) a liquidation or dissolution of the Company or (C) the sale of all or substantially all of the assets of the Company;

(ii)  Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided (A) that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) or (B) any individual appointed to the Board by the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii)  The acquisition (other than from the Company) by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, of more than 26% of either the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (A) the Company or its subsidiaries, or (B) any person, entity or “group” that as of the Effective Date beneficially owns (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) a Controlling Interest of the Company or any affiliate of such person, entity or “group.”

Executive acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, a Change in Control shall not be deemed to have occurred for purposes of this Agreement if, after the consummation of any of the events described in the definition of a Change in Control, Chaim Katzman remains Chairman of the Board of the Successor Employer (as hereinafter defined) and if Gazit, Inc. and its affiliates own in the aggregate 33% or more of the outstanding voting securities of the Successor Employer. For purposes of this Agreement, the term “Successor Employer” shall mean the Company, the reorganized, merged or consolidated Company (or the successor thereto), or the acquiror (through merger or otherwise) of all or substantially all of the assets of the Company, as the case may be. If an event described in Section 6(e)(i), (e)(ii), or (e)(iii) above occurs, but the event does not constitute a Change in Control pursuant to the provisions of this paragraph, the Performance Period (as defined in Exhibit A which is attached hereto and made part hereof) shall be deemed to end on the business day immediately preceding the applicable event.

(f)  Resignation Other Than Termination Following Change in Control. Executive shall have the right to resign his employment by providing the Company with a Notice of Termination, as provided in Section 7. If such resignation occurs other than within twelve (12) months after a Change in Control occurs, Executive’s resulting termination of employment shall be considered as other than Termination Following Change in Control. Any termination pursuant to this paragraph shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(g)  Resignation For Good Reason. Executive shall have the right to resign his employment for Good Reason. For purposes of this Agreement, Executive shall have Good Reason to terminate Executive’ employment upon:

(i) the material breach by the Company of any of its agreements set forth herein and the failure of the Company to correct such breach within thirty (30) days after the receipt by the Company of written notice from Executive specifying in reasonable detail the nature of such breach; or

(ii) any substantial or material diminution of Executive’s responsibilities including without limitation reporting responsibilities and/or title.

Section 7. Termination Procedure.

(a)  Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (whether by resignation or otherwise) during the Employment Period, except termination due to Executive’s death pursuant to Section 6(a), shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 15. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that states the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so stated.

(b)  Date of Termination. The effective date of any termination of Executive’s employment by the Company or by Executive (whether by resignation or otherwise) (the “Date of Termination”) shall be (i) if Executive’s employment is terminated by his death, the date of his death, and (ii) if Executive’s employment is terminated for any other reason by the Company or by Executive (whether by resignation or otherwise), the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

Section 8. Compensation Upon Termination or During Disability. If Executive experiences a Disability or his employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below; provided, however, as a specific condition to being entitled to any payments or benefits under this Section 8, Executive must have resigned as a director, trustee and officer of the Company and all of its subsidiaries and as a member of any committee of the board of directors of the Company and its subsidiaries of which he is a member and must have joined the Company in having executed a mutual release of both the Company and its Affiliates as well as Executive, in the form attached hereto as Exhibit B. Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period, which the parties hereto have agreed to as being reasonable, and Executive acknowledges and agrees that he shall have no other remedies in connection with or as a result of any such termination.

(a)  Disability; Death. During any period that Executive fails to perform his duties hereunder as a result of Disability, Executive shall continue to receive his full Base Salary set forth in Section 5(a) and his full Bonus as set forth in Section 5(b) until his employment is terminated pursuant to Section 6(b). In addition, if Executive’s employment is terminated for Disability pursuant to Section 6(b), or due to Executive’s death pursuant to Section 6(a), in each case other than a Termination Following Change in Control:

(i)  the Company shall pay to Executive or his estate, as the case may be, a lump sum payment as soon as practicable following the Date of Termination equal to (A) his Base Salary, Accrued Bonus (as defined in Section 8(d) below) and accrued vacation pay through the Date of Termination, plus (B) one of the following two amounts, as applicable, (1) if there is one year or more remaining in the Employment Period, the sum of Executive’s then current Base Salary for one year plus his Average Bonus (as defined in Section 8(d) below), or (2) if there is less than one year remaining in the Employment Period, the amount of Base Salary (as provided for in Section 5(a)) Employee would have received through the end of the Employment Period plus his Average Bonus pro rated for the portion of the fiscal year following the date of termination through the end of the Employment Period and plus (C) the amount not yet paid to Executive under Section 5(d);

(ii)  stock options and restricted stock granted to Executive prior to the Date of Termination that were to vest based on the passage of time shall fully vest as of the Date of Termination;

(iii)  the Company shall reimburse Executive, or his estate, as the case may be, pursuant to Section 5(e) for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iv)  Executive or his estate or named beneficiaries shall be entitled to any other rights, compensation and/or benefits as may be due to Executive or his estate or named beneficiaries in accordance with the terms and provisions of any agreements, plans or programs of the Company.

(b)  Termination By Company Without Cause, Termination by Executive for Good Reason or Termination Following Change in Control. If Executive’s employment is terminated by the Company without Cause, Executive terminates his employment with the Company for Good Reason, or if Executive resigns or is terminated by reason of death or Disability and such resignation or termination as a result of death or Disability is a Termination Following Change in Control:

(i) the Company shall pay to Executive his Base Salary, Accrued Bonus and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination;

(ii) the Company shall pay to Executive as soon as practicable following the Date of Termination a lump-sum payment equal to two (2) times the sum of Executive’s then current Base Salary plus his Average Bonus;

(iii) the Company shall pay to Executive as soon as practicable following the Date of Termination a lump-sum payment equal to the amount not yet paid to Executive under Section 5(d);

(iv) in the case of termination by the Company without Cause or termination by Executive for Good Reason, stock options and restricted stock granted to Executive prior to the Date of Termination that were to vest based on the passage of time shall fully vest as of the Date of Termination;

(v) in the case of Executive’s resignation or his termination by reason of death or Disability and such resignation or termination as a result of death or Disability is a Termination Following Change in Control (A) stock options and restricted stock granted to Executive prior to the Date of Termination that were to vest based on the passage of time shall fully vest as of the Date of Termination; and (B) if Executive’s Date of Termination precedes the otherwise applicable end-date for a performance period for stock options or restricted stock granted to Executive pursuant to Section 5(c), or granted to Executive under any equity-based award program sponsored by the Company, a percentage of such stock options or restricted stock shall vest as of the Date of Termination equal to the period of time that has elapsed since the date of award of such stock options or restricted stock compared to the total time during the performance period stated in the award of such stock options or restricted stock;

(vi) the Company shall reimburse Executive pursuant to Section 5(e) for reasonable expenses incurred, but not paid prior to such termination of employment; and

(vii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

(c)  Termination by the Company for Cause or Resignation By Executive Other Than Termination For Good Reason and other than Termination Following Change in Control. If Executive’s employment is terminated by the Company for Cause, or if Executive’s resignation is other than for Good Reason or other than a Termination Following Change in Control:

(i) the Company shall pay Executive his Base Salary and, to the extent required by law or the Company’s vacation policy, his accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination;

(ii) the Company shall reimburse Executive pursuant to Section 5(e) for reasonable expenses incurred, but not paid prior to such termination of employment, unless such termination resulted from a misappropriation of Company funds;

(iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company; and

(iv) All unvested stock options and unvested restricted stock granted to Executive shall be forfeited.

(d)  Bonus. If Executive’s termination of employment occurs after the end of any fiscal year of the Company for which a Bonus would be payable to Executive pursuant to Section 5(b) above and Executive’s termination is not for Cause and Executive’s termination occurs prior to the date bonuses for senior executives are paid for the fiscal year (including, without limitation, the Bonus), Executive (or his estate, as the case may be) shall be entitled to payment of any Bonus that is earned for such fiscal year without regard to whether Executive’s termination of employment precedes the Bonus payment date. If Executive’s termination of employment occurs prior to the end of any fiscal year of the Company for which a Bonus would be payable to Executive pursuant to Section 5(b) above and Executive’s termination is not for Cause or a voluntary termination by Executive (other than for Good Reason or a Termination Following a Change of Control), Executive (or his estate, as the case may be) shall be entitled to payment of a pro rated portion of the Bonus calculated as follows: Executive’s Average Bonus shall be multiplied by a fraction the numerator of which shall be the number of days in the fiscal year that elapsed prior to Executive’s termination of employment and the denominator of which shall be 365. The amount Executive is entitled to under either of the two preceding sentences shall be referred to in this Agreement as the “Accrued Bonus”. For purposes of this Agreement, the “Average Bonus” shall mean the average annual Bonus (not including any Bonus payable for the calendar year including the Effective Date), if any, for the three (3) most recently completed fiscal years. In addition, if Executive’s termination occurs before Executive has worked and been eligible to receive a Bonus for three fiscal years, any references in this Section 8 to Executive’s Average Bonus will be interpreted to mean such lesser number of fiscal years during which Executive was employed before termination and eligible to receive a Bonus. If Executive’s employment is terminated during the first fiscal year following the year including the Effective Date, then the Average Bonus shall be deemed to mean the Target Bonus.

(e)  Tax Payment by the Company.

(i) If any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Executive by the Company or any affiliated company (collectively, the “Covered Payments”), are or become subject to the tax (the “Excise Tax”) imposed under Section 4999 of the Code, or any similar tax that may hereafter be imposed, the Company shall pay to Executive at the time specified below an additional amount (the “Tax Reimbursement Payment”) such that the net amount retained by Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income or employment tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 8(e), but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

(ii) For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax: (A) such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company’s independent certified public accountants appointed prior to the date of the Change in Control or tax counsel selected by such accountants (the “Accountants”), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the allocable “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax, and (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(iii) For purposes of determining the amount of the Tax Reimbursement Payment, Executive shall be deemed to pay: (A) Federal income, social security, Medicare and other employment taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, and (B) any applicable state and local income or other employment taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes that could be obtained by Executive from the deduction of such state or local taxes if paid in such year.

(iv) The Tax Reimbursement Payment (or portion thereof) provided for above shall be paid to Executive not later than 10 business days following the payment of the Covered Payments.

(v) If the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, Executive shall repay to the Company, at the time of such determination, the portion of the prior Tax Reimbursement Payment that would not have been paid if the reduced Excise Tax had been taken into account in initially calculating the Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(b) of the Code. Notwithstanding the foregoing, if any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Executive’s good faith claim for refund or credit is denied.

(vi) If the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

(f)  Tax Compliance Delay in Payment. If the Company reasonably determines that any payment or benefit due under this Section 8, or any other amount that may become due to Executive after termination of employment, is subject to Section 409A of the Internal Revenue Code of 1986 (“Code”), as amended, and that Executive is a “specified employee,” as defined in Code Section 409A, upon termination of Executive’s employment for any reason other than death (whether by resignation or otherwise), no amount may be paid to Executive earlier than six months after the date of termination of Executive’s employment if such payment would violate the provisions of Code Section 409A and the regulations issued thereunder, and payment shall be made, or commence to be made, as the case may be, on the date that is six months and one day after the termination of Executive’s employment, together with interest at the rate of five percent (5%) per annum beginning with the date one day after the termination of Executive’s employment until the date of payment.

Section 9. Repayment By Executive. Executive acknowledges and agrees that the bonuses and other incentive-based or equity-based compensation received by him from the Company, and any profits realized from the sale of securities of the Company, are subject to the forfeiture requirements set forth in the Sarbanes-Oxley Act of 2002 and other applicable laws, rules and regulations, under the circumstances set forth therein. If any such forfeiture is required pursuant to the Sarbanes-Oxley Act of 2002 or other applicable law, rule or regulation, within thirty (30) days after notice thereof from the Company, Executive shall pay to the Company the amount required to be forfeited.

Section 10. Confidential Information; Ownership of Documents and Other Property.

(a)  Confidential Information. Without the prior written consent of the Company, except as may be required by law, Executive will not, at any time, either during or after his employment by the Company, directly or indirectly divulge or disclose to any person, entity, firm or association, including, without limitation, any future employer, or use for his own or others benefit or gain, any financial information, prospects, customers, tenants, suppliers, clients, sources of leads, methods of doing business, intellectual property, plans, products, data, results of tests or any other trade secrets or confidential materials or like information of the Company, including (but not by way of limitation) any and all information and instructions, technical or otherwise, prepared or issued for the use of the Company (collectively, the “Confidential Information”), it being the intent of the Company, with which intent Executive hereby agrees, to restrict him from disseminating or using any like information that is not readily available to the general public.

(b)  Information is Property of Company. All books, records, accounts, tenant, customer, client and other lists, tenant, customer and client street and e-mail addresses and information (whether in written form or stored in any computer medium) relating in any manner to the business, operations, or prospects of the Company, whether prepared by Executive or otherwise coming into Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration or termination of Executive’s employment or at the Company’s request at any time. Upon the expiration or termination of his employment, Executive will immediately deliver to the Company all lists, books, records, schedules, data, and other information (including all copies) of every kind relating to or connected with the Company and its activities, business, and customers.

Section 11. Restrictive Covenant; Notice of Activities.

(a)  Restricted Activities. During the Employment Period and for a period of one (1) year after the expiration or termination of Executive’s employment, whether by resignation or otherwise, (except if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, or if Executive’s termination of employment constitutes a Termination Following Change in Control or results due to non-renewal of this Agreement), Executive shall not, without the prior written consent of the Company, directly or indirectly, (i) enter into the employment of, render any services to, invest in, lend money to, engage, manage, operate, own, or otherwise offer other assistance to or participate in, as an officer, director, manager, employee, principal, proprietor, representative, stockholder, member, partner, associate, consultant or otherwise, any person or entity that competes, plans to compete or is considering competing with the Company in any business of the Company existing or proposed at the time Executive shall cease to perform services hereunder (a “Competing Entity”) in any state in which the Company conducts material operations (defined as accounting for 10% or more of the Company’s revenue), or owns assets the value of which totals 10% or more of the total value of the Company’s assets, at any time during the term of this Agreement (collectively, the “Territory”); (ii) interfere with or disrupt or diminish or attempt to disrupt or diminish, or take any action that could reasonably be expected to disrupt or diminish, any past or present or prospective relationship, contractual or otherwise, between the Company and any tenant, customer, supplier, sales representative, consultant or employee of the Company; (iii) directly or indirectly solicit for employment or attempt to employ, or assist any other person or entity in employing or soliciting for employment, either on a full-time or part-time or consulting basis, any employee (whether salaried or otherwise, union or non-union) of the Company who within one year of the time Executive ceased to perform services hereunder had been employed by the Company, or (iv) communicate with, solicit, accept business or enter into any business relationship with any person or entity who was a tenant or customer of the Company or any present or future tenant or customer of the Company (including without limitation tenants or customers previously or in the future generated or produced by Executive), in any manner that interferes with or disrupts or diminishes or might interfere with or might disrupt or diminish such tenant’s or customer’s relationship with the Company, or in an effort to obtain such tenant or customer as a tenant or customer of any person in the Territory. Notwithstanding the foregoing, Executive shall be permitted to own up to a five percent equity interest in a publicly traded Competing Entity.

(b)  Notice and Procedure. Executive shall inform in writing any person or entity that seeks to employ or engage him in any capacity, of his noncompetition obligations under this Agreement, prior to accepting such employment or engagement. Executive shall also inform the Company in writing of such prospective employment or engagement prior to accepting such employment or engagement. If the Company or the Executive has any concerns that any of Executive’s proposed or actual post-employment activities may be restricted by, or otherwise in violation of, this Section 11, such party shall notify the other party of such concerns and, prior to the Company commencing any action to enforce its rights under this Section 11 or Executive seeking a declaratory judgment with respect to his obligations under this Section 11, the Company and Executive shall meet and confer to discuss the prospective employment or engagement, and shall provide the other party with an opportunity to explain why such prospective employment or engagement either does or does not violate this Section 11; provided, however, that Company’s obligations to give notice under this clause and to meet with Executive before commencing any action shall not apply if Executive has not provided notice before engaging in activities that Company reasonably believes violate this Section 11. Any such meeting shall occur within three business days of notice and may be held in person or by telephonic, video conferencing or similar electronic means.

Section 12. Violations of Covenants.

(a)  Injunctive Relief. Executive agrees and acknowledges that (i) the services to be rendered by him hereunder are of a special and original character that gives them unique value, (ii) that the provisions of Sections 10 and 11, are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, (iii) that his violation of any of the covenants or agreements contained in this Agreement would cause irreparable injury to the Company, (iv) that the remedy at law for any violation or threatened violation thereof would be inadequate, and (v) that the Company shall be entitled to temporary and permanent injunctive or other equitable relief as it may deem appropriate without the accounting of all earnings, profits, and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies available to the Company. Executive hereby agrees that in the event of any such violation, the Company shall be entitled to commence an action, suit or proceeding in any court of appropriate jurisdiction for any such preliminary and permanent injunctive relief and other equitable relief.

(b)  Enforcement. The Company and Executive recognize that the laws and public policies of the various states of the United States and the District of Columbia may differ as to the validity and enforceability of certain of the provisions contained herein. Accordingly, if any provision of this Agreement shall be deemed to be invalid or unenforceable, as may be determined by a court of competent jurisdiction, this Agreement shall be deemed to delete or modify, as necessary, the offending provision and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid.

Section 13. “Key Man” Insurance. Executive agrees to facilitate the Company to purchase and maintain “Key Man Insurance” in an amount desired by the Company for the benefit of the Company and to reasonably cooperate with the Company and its designated insurance agent to facilitate the purchase and maintenance of such insurance.

Section 14. Successors; Binding Agreement.

(a)  Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company that executes and delivers the agreement contemplated by this Section 14 or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)  Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

Section 15. Notice. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally, or sent by nationally-recognized, overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

To the Employer:	Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, Florida 33179 Attention: General Counsel
To Executive:	Gregory R. Andrews Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, Florida 33179

or to such other address as any party may have furnished to the others in writing in accordance herewith. All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (c) in the case of mailing, on the third business day following such mailing.

Section 16. Attorneys’ Fees. The Company shall reimburse Executive for the reasonable attorneys’ fees and costs incurred by Executive in connection with the review, negotiation and execution of this Agreement. If either party is required to seek legal counsel to interpret or enforce the terms and provisions of this Agreement, the prevailing party in any action, suit or proceeding shall be entitled to recover reasonable attorneys’ fees and costs (including on appeal).

Section 17. Miscellaneous.  No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive the expiration or termination of Executive’s employment (whether by resignation or otherwise) and the expiration or termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles. Each party unconditionally and irrevocably agrees that the exclusive forum and venue for any action, suit or proceeding shall be in Miami-Dade County, Florida, and consents to submit to the exclusive jurisdiction, including, without limitation, personal jurisdiction, and forum and venue of the Circuit Courts of the State of Florida or the United States District Court for the Southern District of Florida, in each case, located in Miami-Dade County, Florida.

Section 18. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event that any provision or provisions contained in this Agreement shall be deemed illegal or unenforceable, the remaining provisions contained in this Agreement shall remain in full force and effect, and this Agreement shall be interpreted as if such illegal or unenforceable provision or provisions were not contained in this Agreement.

Section 19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Section 20. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, director, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

Section 21. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

Section 22. Insurance; Indemnity. Executive shall be covered by the Company’s directors’ and officers’ liability insurance policy, and errors and omissions coverage, to the extent such coverage is generally provided by the Company to its directors and officers and to the fullest extent permitted by such insurance policies. Nothing herein is or shall be deemed to be a representation by the Company that it provides, or a promise by the Company to obtain, maintain or continue any liability insurance coverage whatsoever for its executives. In addition, the Company shall enter into its standard indemnity agreement by which Company commits to indemnify a Company officer in connection with claims, suits or proceedings arising as a result of Executive’ service to the Company.

Section 23. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

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The parties hereto have executed this Agreement effective as provided above.

EQUITY ONE, INC.

By	/s/ CHAIM KATZMAN
	Name:	Chaim Katzman
	Title:	Chairman and Chief Executive Officer
Date: October 16, 2006

/s/ GREGORY R. ANDREWS
Gregory R. Andrews
Date: October 16, 2006

Exhibit A - Long Term Cash Incentive Compensation
Exhibit B - Form of Release